EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

         The following are the subsidiaries of Sterling Financial Corporation:

State of Incorporation or
Subsidiary	Organization

Bank of Lancaster County, N.A. 1 East Main Street PO Box 0300 Strasburg, PA 17579	(National Banking Association)

Town & Country Leasing, LLC 1097 Commercial Avenue East Petersburg, PA 17520	Pennsylvania

Sterling Financial Trust Company 101 North Pointe Boulevard Lancaster, PA 17601-4133	Pennsylvania

Equipment Finance, Inc. 118 West Airport Road Lititz, PA 17543	Pennsylvania

EFI Holdings, Inc. Wilmington, DE 19803	Delaware

Sterling Mortgage Services, Inc. 101 North Point Boulevard Lancaster, PA 17601-4133	Pennsylvania

T & C Leasing, Inc. 1097 Commercial Avenue East Petersburg, PA 17520	Pennsylvania

The First National Bank of North East 14 S. Main Street North East, Maryland 21901	(National Banking Association)

Bank of Hanover and Trust Company 25 Carlisle Court Hanover, PA 17371	Pennsylvania

HOVB Investment Company 103 Foulk Road, Suite 202 Wilmington, DE 19803	Delaware

Sterling Financial Statutory Trust I 101 North Pointe Boulevard Lancaster, PA 17601	Pennsylvania